Filed Pursuant to Rule 424(b)(3)
Registration Statement No. 333-214355

Prospectus Supplement No. 5
to Prospectus dated November 21, 2016

CENTENNIAL RESOURCE DEVELOPMENT, INC.

16,666,643 Shares of Class A Common Stock Issuable upon Exercise of Outstanding Public Warrants 121,005,000 Shares of Class A Common Stock

This prospectus supplement updates, amends and supplements the prospectus dated November 21, 2016, as supplemented by Prospectus Supplement No. 1 dated November 25, 2016, Prospectus Supplement No. 2 dated November 28, 2016, Prospectus Supplement No. 3 dated December 1, 2016 and Prospectus Supplement No. 4 dated December 5, 2016 (the “Prospectus”), which forms a part of our Registration Statement on Form S-1 (Registration No. 333-214355). Capitalized terms used in this prospectus supplement and not otherwise defined herein have the meanings specified in the Prospectus.

This prospectus supplement is being filed to update, amend and supplement the information included in the Prospectus with the information contained in our Current Report on Form 8-K filed with the SEC on December 29, 2016, which is set forth below.

This prospectus supplement is not complete without the Prospectus. This prospectus supplement should be read in conjunction with the Prospectus, which is to be delivered with this prospectus supplement, and is qualified by reference thereto, except to the extent that the information in this prospectus supplement updates or supersedes the information contained in the Prospectus. Please keep this prospectus supplement with your Prospectus for future reference.

The Class A Common Stock and Public Warrants are quoted on The NASDAQ Capital Market under the symbols “CDEV” and “CDEVW,” respectively. On December 28, 2016, the closing prices of our Class A Common Stock and Public Warrants were $20.01 and $8.69, respectively.

INVESTING IN OUR SECURITIES INVOLVES CERTAIN RISKS. SEE “RISK FACTORS” ON PAGE 8 OF THE PROSPECTUS.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if the Prospectus or this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is December 29, 2016

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 29, 2016 (December 28, 2016)

Centennial Resource Development, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-37697	47- 5381253
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS. Employer Identification No.)

1401 Seventeenth Street, Suite 1000
Denver, Colorado 80202
(Address of principal executive offices, including zip code)

(720) 441-5515
(Registrant’s telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐                                    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                                   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                                   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                                   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Introductory Note

On December 28, 2016 (the “Closing Date”), Centennial Resource Development, Inc. (“Centennial”) and its subsidiary, Centennial Resource Production, LLC, a Delaware limited liability company (“CRP”), consummated the previously announced acquisition of leasehold interests and related upstream assets in Reeves County, Texas (the “Acquisition”) from Silverback Exploration, LLC, a Delaware limited liability company (“Silverback”) and Silverback Operating, LLC, a Delaware limited liability company (together with Silverback, collectively “Seller”), pursuant to (i) that certain Purchase and Sale Agreement, dated as of November 21, 2016 (the “Purchase and Sale Agreement”), by and among Seller and SB RS Holdings, LLC, a Delaware limited liability company (“SB RS”) and affiliate of Riverstone Holdings, LLC (“Riverstone”) and (ii) that certain Assignment Agreement, dated as of December 22, 2016, by and between CRP and SB RS.

Item 1.01 Entry into a Material Definitive Agreement

In connection with the consummation of the private placement of the Class A Common Stock and Series B Preferred Stock (each as hereinafter defined), on the Closing Date, Centennial and CRP entered into Amendment No. 1 to the Fifth Amended and Restated Limited Liability Company Agreement of CRP (the “LLC Agreement Amendment”).  Under the LLC Agreement Amendment, CRP issued to Centennial 36,485,970 common membership interests in CRP (the “CRP Common Units”) and 104,400 Series B Units representing a fractional part of CRP (the “CRP Series B Units”) with substantially the same rights to dividends and distributions (including distributions upon liquidation) and other economic rights as the Series B Preferred Stock. The CRP Common Units and CRP Series B Units were issued in order to maintain the one-to-one ratio between the number of shares of Class A Common Stock and Series B Preferred Stock issued by Centennial and the number of CRP Common Units and CRP Series B Units owned by Centennial. This construct is intended to ensure that Centennial’s stockholders have an economic interest in Centennial that is identical to Centennial’s economic interest in CRP.

A copy of the LLC Agreement Amendment is filed with this Current Report on Form 8-K as Exhibit 10.1 and is incorporated herein by reference, and the foregoing description of the LLC Agreement Amendment is qualified in its entirety by reference thereto.

Item 2.01 Completion of Acquisition or Disposition of Assets

The disclosure set forth under “Introductory Note” above is incorporated in this Item 2.01 by reference.

In connection with the Acquisition, Centennial also consummated the previously announced private placement of equity securities with certain investors, including affiliates of Riverstone, for aggregate gross proceeds of approximately $910 million.  Third-party investors other than affiliates of Riverstone (the “Investors”) purchased approximately $480 million of Centennial’s Class A Common Stock, par value $0.0001 per share (the “Class A Common Stock”), at $14.54 per share.  Affiliates of Riverstone purchased approximately $430 million of equity securities in a combination of Class A Common Stock at $14.54 per share and Centennial’s Series B Preferred Stock, par value $0.0001 per share (the “Series B Preferred Stock”), at the common equivalent of $14.54 per share.  Net proceeds from the offering were used to fully fund the Acquisition, with the remaining portion of the net proceeds to be used for general corporate purposes.

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The Series B Preferred Stock will be convertible into shares of Class A Common Stock upon the approval of Centennial’s stockholders of such conversion at a special meeting.  Holders of the Series B Preferred Stock will not be entitled to a preferred dividend, but will be entitled to participate in dividends payable on the Class A Common Stock. The Series B Preferred Stock will also have a liquidation preference of $0.0001 per share and holders will be entitled to participate with holders of Class A Common Stock in distributions upon liquidation.  The terms, rights, obligations and preferences of the Series B Preferred Stock are set forth in that certain Certificate of Designation of Series B Preferred Stock (the “Certificate of Designation”) filed with the Secretary of State of the State of Delaware on December 28, 2016. A copy of the Certificate of Designation is attached as Exhibit 3.1 to this Current Report on Form 8-K and is incorporated herein by reference, and the foregoing description of the Series B Preferred Stock is qualified in its entirety by reference thereto.

The Class A Common Stock and Series B Preferred Stock issued in the private placements have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), and were issued in reliance upon the exemption provided in Section 4(a)(2) of the Securities Act and/or Regulation D promulgated thereunder. Centennial has paid to the placement agents for Centennial, in the aggregate, a fee of 2% of the gross proceeds of the sale of the Class A Common Stock to Investors.  Centennial has paid to an affiliate of Riverstone a fee of 2% of the gross proceeds of the sale of the Class A Common Stock to Investors.

Item 3.02 Unregistered Sales of Equity Securities

The disclosure set forth above in Item 2.01 of this Current Report on Form 8-K is incorporated by reference herein.

Item 8.01 Other Events.

On December 29, 2016, Centennial issued a press release, a copy of which is attached as Exhibit 99.1 to this Current Report on Form 8-K, announcing the consummation of the previously announced Acquisition and private placement of equity securities.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits

The exhibits to this Current Report on Form 8-K are listed in the Exhibit Index, which appears at the end of this report and is incorporated by reference herein.

Legend Information

Forward-Looking Statements

This communication includes certain statements that may constitute “forward-looking statements” for purposes of the federal securities laws.  Forward-looking statements include, but are not limited to, statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions.  The words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intends,” “may,” “might,” “plan,” “possible,” “potential,” “predict,”

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“project,” “should,” “would” and similar expressions may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking.  Forward-looking statements may include, for example, statements about the benefits of the transaction described in this Current Report on Form 8-K; the future financial performance of Centennial following the transaction; changes in Centennial’s reserves and future operating results; and expansion plans and opportunities.  These forward-looking statements are based on information available as of the date of this Current Report on Form 8-K, and current expectations, forecasts and assumptions, and involve a number of judgments, risks and uncertainties.  Accordingly, forward-looking statements should not be relied upon as representing Centennial’s views as of any subsequent date, and Centennial does not undertake any obligation to update forward-looking statements to reflect events or circumstances after the date they were made, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.  You should not place undue reliance on these forward-looking statements.  As a result of a number of known and unknown risks and uncertainties, Centennial’s actual results or performance may be materially different from those expressed or implied by these forward-looking statements.  Some factors that could cause actual results to differ include Centennial’s ability to recognize the anticipated benefits of the transaction, which may be affected by, among other things, competition and the ability of Centennial to grow and manage growth profitably following the transaction; changes in applicable laws or regulations; the possibility that Centennial may be adversely affected by other economic, business, and/or competitive factors; and other risks and uncertainties indicated in Centennial’s public filings with the Securities and Exchange Commission.

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CENTENNIAL RESOURCE DEVELOPMENT, INC.

Date: December 29, 2016
	By:	/s/ George S. Glyphis
	Name:	George S. Glyphis
	Title:	Chief Financial Officer, Treasurer and Assistant Secretary

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Exhibit Index

Exhibit No.	Description
3.1	Certificate of Designation of Series B Preferred Stock
10.1	Amendment No. 1 to Fifth Amended and Restated Limited Liability Company Agreement of Centennial Resource Production, LLC, dated as of December 28, 2016.
99.1	Press release, dated December 29, 2016

Exhibit 3.1

CERTIFICATE OF DESIGNATION OF
SERIES B PREFERRED STOCK OF
CENTENNIAL RESOURCE DEVELOPMENT, INC.

Centennial Resource Development, Inc., a Delaware corporation (the “Corporation”), hereby certifies that, pursuant to the provisions of Sections 103, 141 and 151 of the General Corporation Law of the State of Delaware, on December 28, 2016, the board of directors of the Corporation (the “Board”) adopted the resolution shown immediately below, which resolution is now, and at all times since its date of adoption, has been in full force and effect:

RESOLVED, that pursuant to the provisions of the Second Amended and Restated Certificate of Incorporation of the Corporation (as such may be amended, modified or restated from time to time, the “Amended and Restated Certificate”) (which authorizes 1,000,000 shares of preferred stock, par value $0.0001 per share (the “Preferred Stock”)), and the authority thereby vested in the Board, a series of Preferred Stock be, and it hereby is, created, and that the designation and number of shares of such series, and the voting and other powers, preferences and relative, participating, optional or other rights, and the qualifications, limitations and restrictions thereof are as set forth in the Amended and Restated Certificate and this Certificate of Designation, as it may be amended from time to time (the “Certificate of Designation”) as follows:

SECTION 1.  Designation, Number of Shares and Liquidation Preference.  Pursuant to the Amended and Restated Certificate, there is hereby created out of the authorized and unissued shares of Preferred Stock a series of Preferred Stock consisting of one hundred and four thousand four hundred (104,400) shares of Preferred Stock designated as “Series B Preferred Stock” (the “Series B Preferred Stock”). The liquidation preference of each share of Series B Preferred Stock (the “Liquidation Preference”) shall be $0.0001.

SECTION 2.  Rank.  The Series B Preferred Stock shall, as to the payment of dividends and the distribution of assets upon the liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, rank (a) junior to each class or series of a class of capital stock of the Corporation the terms of which expressly provide that the shares thereof rank senior to the Series B Preferred Stock as to the payment of dividends or the distribution of assets upon liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary (the “Senior Securities”); (b) prior to each class of the Corporation’s Common Stock, par value $0.0001 per share (including the Corporation’s Class A Common Stock, par value $0.0001 per share (the “Class A Common Stock”) and Class C Common Stock, par value $0.0001 per share), the Corporation’s Series A Preferred Stock, par value $0.0001 per share, and any other capital stock of the Corporation (other than any other class or series of a class of capital stock of the Corporation the terms of which expressly provide that the shares thereof rank senior or on a parity as to the payment of dividends or the distribution of assets upon the liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, with the shares of the Series B Preferred Stock) (such securities, other than those described in the immediately preceding parenthetical clause, collectively referred to herein as the “Junior Securities”); and (c) on a parity with each other class or series of a class of capital stock of the Corporation the terms of which expressly provide that the shares thereof rank on a parity as to the payment of dividends or the distribution of assets upon liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, with the shares of the Series B Preferred Stock (the “Parity Securities”).

SECTION 3.  Maturity.  Except as provided in Section 9, the Series B Preferred Stock shall be perpetual.

SECTION 4  Uncertificated Shares.  The shares of Series B Preferred Stock and any shares of Class A Common Stock issuable upon the conversion of the Series B Preferred Stock (the “Conversion Shares”) in accordance with Section 8 shall be in uncertificated, book-entry form as permitted by the bylaws of the Corporation and the Delaware General Corporation Law.

SECTION 5 Voting.  The holders of the Series B Preferred Stock shall have no voting rights, except as set forth in this Section 5 or as required by law. The affirmative vote of holders of a majority of the Series B Preferred Stock then outstanding, voting as a separate class, shall be required to (a) approve any amendment, alteration or repeal of any provision of this Certificate of Designation or the Amended and Restated Certificate that adversely affects the rights, preferences, privileges or voting powers of the Series B Preferred Stock or (b) authorize the issuance of any Senior Securities or Parity Securities. With respect to any matter on which the holders of the Series B Preferred Stock are entitled to vote, each share of Series B Preferred Stock shall be entitled to one vote on such matter.

SECTION 6.  Dividends.  Notwithstanding anything to the contrary in the Amended and Restated Certificate, no dividends shall be declared or paid on the Series B Preferred Stock; provided, that holders of the Series B Preferred Stock shall be entitled to pro rata participation in any dividends paid on shares of the Class A Common Stock, on an as-converted basis at the then applicable Conversion Rate (defined below) whether or not the shares of Series B Preferred Stock are entitled to conversion.

SECTION 7.  Transfer of Series B Preferred Stock. Prior to the date of the special meeting of the Corporation’s stockholders (the “Special Meeting”) held to seek the approval, as required by The NASDAQ Capital Market (“NASDAQ”), of the issuance of the Conversion Shares in accordance with Section 8 (the “Stockholder Approval”), no holder of Series B Preferred Stock shall sell, contract to sell, pledge or otherwise dispose of any shares of Series B Preferred Stock without the prior written consent of the Corporation, except to an Affiliate of such holder or the Corporation or a subsidiary thereof.  For purposes of this Certificate of Designation, (a) “Affiliate” shall mean, with respect to any person, any other person that directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with, the person in question; and (b) “control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a person, whether through ownership of voting securities, by contract or otherwise.

SECTION 8.  Conversion.

a.              Upon the receipt by the Corporation of the Stockholder Approval (the “Conversion Date”), each share of Series B Preferred Stock shall automatically convert into two hundred and fifty (250) shares of Class A Common Stock (as adjusted to account for any subdivision (by stock split, subdivision, exchange, stock dividend, reclassification, recapitalization or otherwise) or combination (by reverse stock split, exchange, reclassification, recapitalization or otherwise) or similar reclassification or recapitalization of the outstanding shares of Class A Common Stock or into a greater or lesser number of shares of Class A Common Stock occurring after the date of this Certificate of Designation, the “Conversion Rate”).

b.              As soon as possible after the Conversion Date (but in any event within three (3) business days thereof), the Corporation shall deliver to each holder of the Series B Preferred Stock: (i) the number of Conversion Shares issuable to such holder as a result of such conversion in book-entry form in the name of such holder or to a nominee or custodian designated by such holder, as applicable, and (ii) written notice from the Corporation or its transfer agent evidencing the issuance to such holder of the Conversion Shares.

c.               The issuance of the Conversion Shares upon conversion of the Series B Preferred Stock shall be made without charge to the holders of such Series B Preferred Stock for any issuance tax in respect thereof or other cost incurred by the Corporation in connection with such conversion and the related issuance of the Conversion Shares. Upon conversion of each share of Series B Preferred Stock, the Corporation shall take all such actions as are reasonably necessary in order to ensure that the Conversion Shares shall be validly issued, fully paid and non-assessable, free and clear of all taxes, liens, charges and encumbrances with respect to the issuance thereof.

d.              The Corporation shall not close its books against the transfer of the Series B Preferred Stock or of the Conversion Shares in any manner that interferes with the timely conversion of the Series B Preferred Stock.

e.               The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Class A Common Stock, solely for the purpose of issuance upon the conversion of the Series B Preferred Stock, a number of shares of Class A Common Stock equal to the number of Conversion Shares. The Corporation shall take all such actions as may be necessary to ensure that all of the Conversion Shares may be so issued without violation of any applicable law or governmental regulation or any requirements of the NASDAQ or other domestic securities exchange upon which shares of Class A Common Stock may then be listed (a “National Securities Exchange”) (except for official notice of issuance, which shall be immediately delivered by the Corporation upon such issuance), including, without limitation, obtaining the Stockholder Approval prior to issuing any Conversion Shares.  The Corporation shall not take any action that would cause the number of authorized but unissued shares of Class A Common Stock to be less than the number of such shares required to be reserved hereunder for issuance upon conversion of the Series B Preferred Stock.

SECTION 9  Optional Redemption.

a.              Beginning on the third anniversary of the date of this Certificate of Designation, the Corporation shall have the right, but not the obligation, to redeem all (but not less than all) of each holder’s shares of Series B Preferred Stock for a redemption price per share (the “Redemption Price”), determined on an as-converted basis at the then applicable Conversion Rate whether or not the shares of Series B Preferred Stock are entitled to conversion, equal to the average of the last reported sale price for a share of Class A Common Stock on a National Securities Exchange for each of the last 10 consecutive trading days prior to the date of redemption (the “Redemption Date”) or, if such shares are no longer traded on a National Securities Exchange, at the fair market value of the shares of Class A Common Stock, as determined in good faith by the Board.

b.              Notice shall be given not more than sixty (60) days or less than thirty (30) days prior to the Redemption Date to each holder of record of the shares of Series B Preferred Stock to be redeemed, by first class mail, postage prepaid, at such holder’s address as the same appears on the stock records of the Corporation. Neither the failure to mail any such notice, nor any defect therein or in the mailing thereof, to any particular holder, shall affect the sufficiency of the notice or the validity of the proceedings for redemption with respect to the other holders. Any notice mailed in the manner herein provided shall be conclusively presumed to have been duly given on the date mailed, whether or not the holder receives the notice. Notwithstanding the foregoing, if shares of Series B Preferred Stock are issued in book-entry form through The Depository Trust Company or any other similar facility, notice of redemption may be given to the holders of the Series B Preferred Stock at such time and in any manner permitted by such facility. Each such notice shall state, in addition to any information the Corporation deems appropriate: (i) the Redemption Date; (ii) the Redemption Price; and (iii) the place or places where shares of Series B Preferred Stock are to be surrendered for redemption.

c.               In order to facilitate the redemption of the Series B Preferred Stock, the Board may cause the transfer books of the Corporation for the Series B Preferred Stock to be closed not more than thirty (30) days prior to the Redemption Date.

d.              Unless the Corporation defaults in the payment of the Redemption Price, the shares of the Series B Preferred Stock to be redeemed shall from and after the close of business on the Redemption Date have only the right to receive payment of the Redemption Price. No interest shall accrue for the benefit of the holders of the Series B Preferred Stock to be redeemed on any sum set aside by the Corporation in connection with a redemption pursuant to this Section 9.

e.               As promptly as possible after the surrender of any shares of Series B Preferred Stock redeemed pursuant to this Section 9 (with appropriate endorsements and any transfer documents reasonably requested by the Corporation or any transfer agent designated by the Corporation), such shares shall be exchanged for the Redemption Price.

f.                Notwithstanding anything to the contrary contained herein, the Corporation’s obligation to pay the Redemption Price shall be deemed fulfilled, and the applicable shares of Series B Preferred Stock shall be redeemed on the Redemption Date if, on or before the Redemption Date, the Corporation shall deposit with the transfer agent for the Series B Preferred Stock, cash in the amount of the Redemption Price in trust with irrevocable instructions that such cash be paid upon the tender of certificates representing the redeemed shares of Series B Preferred Stock. Subject to applicable escheat laws, any cash unclaimed at the end of six (6) years from the Redemption Date shall revert to the general funds of the Corporation and, upon demand, such bank or trust company shall be relieved of all responsibility in respect thereof and any holder of the Series B Preferred Stock shall look only to the general funds of the Corporation for payment of such cash. Any interest accrued on cash deposited pursuant to this Section 9(f) shall be paid from time to time to the Corporation for its own account.

g.               In the event that the Corporation shall default in the payment of the Redemption Price, the shares of Series B Preferred Stock so called for redemption shall thereafter be deemed to be outstanding and any holders thereof shall have all of the rights of a holder of the Series B Preferred Stock; provided, however, that the Corporation shall pay such Redemption Price, in whole or in part, as soon as it has funds legally available therefor. Anything to the contrary in this Section 9(g) notwithstanding, the Corporation shall not make any cash payment in respect of the Redemption Price at any time during which any amounts are outstanding under that certain Amended and Restated Credit Agreement, dated as of October 15, 2014, among Centennial Resource Production, LLC, as borrower, JPMorgan Chase Bank, N.A., as administrative agent, and the other lenders party thereto, as amended to date (as may be further amended, supplemented, refinanced, extended or otherwise modified from time to time, the “Senior Debt”), to the extent that such cash payment is prohibited by the terms of the Senior Debt.

SECTION 10.  Shares to be Retired.  All shares of Series B Preferred Stock converted into Class A Common Stock in accordance with Section 8 or redeemed by the Corporation in accordance with Section 9 shall be retired and cancelled and shall be restored to the status of authorized but unissued shares of Preferred Stock, without designation as to series.

SECTION 11  Liquidation, Dissolution or Winding Up of the Corporation.

a.              In the event of a voluntary or involuntary liquidation, dissolution or winding up of the Corporation (each a “Liquidation Event”), holders of the Series B Preferred Stock will first be entitled to receive the Liquidation Preference per share, to the date of payment before any distribution of assets is made to holders of any Junior Securities.  If, in the event of a Liquidation Event, after payment of any amounts to be paid in respect of any Senior Securities, the Corporation’s assets available for distribution are insufficient to fully pay the liquidation payments owing to the holders of the Series B Preferred Stock and the holders of any Parity Securities, the holders of the Series B Preferred Stock and such Parity Securities will share ratably in the distribution of the

Corporation’s assets in proportion to the full liquidating distributions to which they would otherwise have been respectively entitled. After the payment of the Liquidation Preference to the holders of the Series B Preferred Stock (and payment of any amount to be paid in respect of any Senior Securities and any Parity Securities), the remaining assets of the Corporation shall be distributed ratably to the holders of the Class A Common Stock and the Series B Preferred Stock on an as-converted basis at the then applicable Conversion Rate whether or not the shares of Series B Preferred Stock are entitled to conversion (and any other participating equity securities of the Corporation).

b.              For all purposes of this Certificate of Designation, the following events shall not constitute a Liquidation Event (i) the merger or consolidation of the Corporation with any other entity, including a merger or consolidation in which the holders of the Series B Preferred Stock receive cash, securities or property for their shares, the sale, lease or exchange of all or substantially all of the Corporation’s assets for cash, securities or other property, (ii) the conversion of the Corporation into another legal entity or (iii) the sale of all or substantially all of the assets of the Corporation to an Affiliate in connection with a reorganization or liquidation.

SECTION 12  Extraordinary Transactions Affecting the Corporation.

a.              Prior to the consummation of any recapitalization, reorganization, consolidation, merger, spin-off or other business combination in which the holders of shares of Class A Common Stock are to receive cash, securities or property for their shares (a “Corporate Event”), the Corporation shall make appropriate provision to ensure that the holders of the Series B Preferred Stock receive in such Corporate Event a preferred security, issued by the entity surviving or resulting from such Corporate Event and containing provisions substantially equivalent to the provisions set forth in this Certificate of Designation without abridgement, including, without limitation, the same rights, preferences, privileges or voting powers that shares of the Series B Preferred Stock had immediately prior to such Corporate Event (the “Survivor Preferred Security”). The Conversion Rate in effect at the time of the effective date of such Corporate Event shall be proportionately adjusted so that the conversion of a share of Survivor Preferred Security after such time shall entitle the holder to the number of securities or amount of other assets which, if a share of Series B Preferred Stock had been converted into shares of Class A Common Stock immediately prior to such Corporate Event, such holder would have been entitled to receive immediately following such Corporate Event.

b.              If the Corporation desires to enter into a Corporate Event that will result in holders of shares of Class A Common Stock receiving exclusively cash consideration as a result thereof (a “Cash Event”), it shall use its commercially reasonable efforts to ensure that the parties to such Cash Event enter into documentation that provides that upon conversion of a share of Survivor Preferred Security, the holder thereof shall be entitled to receive, in lieu of such cash, a share or shares of Survivor Common Equity (as hereinafter defined). Each such Survivor Preferred Security shall initially (that is, immediately after the effective time of the Cash Event) entitle the holder to convert such Survivor Preferred Security into a number of shares of Survivor Common Equity that are equivalent in fair market value to the cash amount that would otherwise have been received by the holder had such holder’s shares of Series B Preferred Stock been converted into shares of Class A Common Stock immediately prior to the Cash Event. As used herein, “Survivor Common Equity” means a share of the surviving entity that has (i) the right to vote generally in matters relating to the entity and (ii) the right to receive a pro rata portion of all of the equity remaining in the surviving entity upon liquidation after payment in full of (x) all indebtedness of the surviving entity and (y) amounts due in respect of all equity securities ranking more senior than such Survivor Common Equity.

SECTION 13  Severability.  In the event any provision of these terms for the Series B Preferred Stock is for any reason held by a court of competent jurisdiction to be invalid, illegal or unenforceable, such invalidity, illegality or unenforceability shall not affect any other provision hereof, and these terms for the Series B Preferred Stock shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.

[signature page follows]

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Designation to be signed by its undersigned duly authorized officer this 28th day of December, 2016.

CENTENNIAL RESOURCE DEVELOPMENT, INC.

By:	/s/ Mark G. Papa
	Name:	Mark G. Papa
	Title:	Chief Executive Officer

[Signature Page to Certificate of Designation]

Exhibit 10.1

AMENDMENT NO. 1 TO
FIFTH AMENDED AND RESTATED
LIMITED LIABILITY COMPANY AGREEMENT
OF CENTENNIAL RESOURCE PRODUCTION, LLC

This Amendment No. 1 (this “Amendment”) to the Fifth Amended and Restated Limited Liability Company Agreement of Centennial Resource Production, LLC (the “Company”), dated as of October 11, 2016 (the “Agreement”), is entered into as of December 28, 2016 by the Company and Centennial Resource Development, Inc., a Delaware corporation and sole manager of the Company (the “Corporation” or, in its capacity as the sole manager of the Company, the “Manager”).  Capitalized terms used but not defined herein have the meaning given such terms in the Agreement.

WHEREAS, in connection with the closing of the transactions contemplated by those certain Subscription Agreements, dated as of December 22, 2016, by and between the Corporation and each of Riverstone VI Centennial QB Holdings, L.P., a Delaware limited partnership, Riverstone Non-ECI USRPI AIV, L.P., a Delaware limited partnership, and REL US Centennial Holdings, LLC, a Delaware limited liability company (collectively, the “Riverstone Entities”), on the date hereof, the Corporation has issued to the Riverstone Entities (i) 3,473,590 shares of the Corporation’s Class A Common Stock, par value $0.0001 per share (the “Class A Common Stock”), and (ii) 104,400 shares of the Corporation’s Series B Preferred Stock, par value $0.0001 per share (the “Series B Preferred Stock”), which Series B Preferred Stock is convertible into shares of Class A Common Stock on a 250-to-1 basis and has the other powers, preferences and rights set forth in that certain Certificate of Designation of Series B Preferred Stock of Centennial Resource Development, Inc., dated as of the date hereof, in exchange for gross proceeds of approximately $430 million (the “Riverstone Proceeds”);

WHEREAS, in connection with the closing of the transactions contemplated by those certain Subscription Agreements, each dated as of December 2, 2016, by and between the Corporation and certain investors named therein (collectively, the “Investors”), on the date hereof, the Corporation has issued to such Investors an aggregate of 33,012,380 shares of Class A Common Stock, in exchange for gross proceeds of approximately $480 million (the “PIPE Proceeds”);

WHEREAS, under Section 3.04(a) of the Agreement, if the Corporation issues a share of its Class A Common Stock or any other Equity Securities of the Corporation, (i) the Company shall issue to the Corporation one Common Unit (if the Corporation issues a share of Class A Common Stock), or such other Equity Security of the Company (if the Corporation issues any other Equity Security) corresponding to the Equity Security issued by the Corporation, and with substantially the same rights to dividends and distributions (including distributions upon liquidation) and other economic rights as those of such Equity Security of the Corporation and (ii) the net proceeds received by the Corporation with respect to the corresponding share of Class A Common Stock or other Equity Security shall be concurrently contributed by the Corporation to the Company as a Capital Contribution;

WHEREAS, under Section 16.03 of the Agreement, the Manager, acting alone, may amend the Agreement to reflect the issuance of additional Common Units or Equity Securities in accordance with Section 3.04 of the Agreement; and

WHEREAS, the Manager desires to amend the Agreement to (i) provide for the issuance of (x) 36,485,970 additional Common Units and (y) 104,400 Series B Preferred Units (as defined herein) to the Corporation and (ii) reflect the contribution by the Corporation of the Riverstone Proceeds and the PIPE Proceeds to the Company as a Capital Contribution, in each case in accordance with Section 3.04 of the Agreement.

NOW, THEREFORE, the Company and the Manager hereby enter into this Amendment to provide as follows:

Section 1.                                           Amendments.

(a)                                 Article I of the Agreement is hereby amended to include the following definitions in the appropriate alphabetical order:

“Amendment No. 1 Effective Date” means December 28, 2016.

“Conversion Date” means the date on which the Corporation’s Series B Preferred Stock convert into the Conversion Shares in accordance with Section 8 of the Series B Certificate of Designation.

“Conversion Shares” means the number of shares of Class A Common Stock issued by the Corporation upon the conversion of the Corporation’s Series B Preferred Stock in accordance with Section 8 of the Series B Certificate of Designation.

“Redemption Price” has the meaning set forth in the Series B Certificate of Designation.

“Series B Certificate of Designation” means that certain Certificate of Designation of Series B Preferred Stock of Centennial Resource Development, Inc., dated as of the date hereof, as the same may be amended or supplemented from time to time.

“Series B Liquidation Preference Amount” means $0.0001.

“Series B Preferred Stock” means the Series B Preferred Stock, par value $0.0001 per share, of the Corporation.

“Series B Preferred Unit” means a Unit representing a fractional part of the Company Interests of the Members and having the rights and obligations specified with respect to the Series B Preferred Units in this Agreement.

(b)                                 Section 3.03 of the Agreement is hereby amended by (i) changing the heading thereof to “Recapitalization; Warrants; the Corporation’s Purchase of Common Units; the Corporation’s Additional Capital Contributions” and (ii) adding a new clause (d) at the end thereof as follows:

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“(d)                           The Corporation’s Additional Capital Contributions.  Pursuant to Section 3.04(a), on the Amendment No. 1 Effective Date, the Corporation contributed to the Company cash in the aggregate amount of $910,000,003.80 in exchange for 36,485,970 Common Units and 104,400 Series B Preferred Units.  The parties hereto acknowledge and agree that such contribution by the Corporation will result in a “revaluation of partnership property” and corresponding adjustments to Capital Account balances as described in Section 1.704-1(b)(2)(iv)(f) of the Treasury Regulations.

(c)                                  Article III of the Agreement is hereby amended by adding a new Section 3.12 at the end thereof as follows:

“Section 3.12                       Establishment of Series B Preferred Units.

(a)                                 General.  The Company hereby designates and creates a class of Equity Securities to be designated as “Series B Preferred Units,” initially consisting of a total of 104,400 Series B Preferred Units to be issued to the Corporation.

(b)                                 Rights of Series B Preferred Units.  The Series B Preferred Units shall have the following rights, preferences and privileges and shall be subject to the following duties and obligations:

(i)                                     Maturity.  Except as provided in Section 3.12(b)(vi), the Series B Preferred Units shall be perpetual.

(ii)                                  Voting.  Notwithstanding anything to the contrary set forth in this Agreement, the holders of the Series B Preferred Units shall have no voting rights, except as set forth in this Section 3.12(b)(ii) or as required by law. The affirmative vote of Members holding a majority of the Series B Preferred Units then outstanding, voting as a separate class, shall be required to approve any amendment, alteration or repeal of any provision of this Agreement that adversely affects the rights, preferences, privileges or voting powers of the Series B Preferred Units. With respect to any matter on which the holders of Series B Preferred Units are entitled to vote, each Series B Preferred Unit shall be entitled to one vote on such matter.

(iii)                               Distributions.  Notwithstanding anything to the contrary in this Agreement, no preferred distributions shall be declared or paid on the Series B Preferred Units; however, holders of the Series B Preferred Units shall be entitled to participate in any Distributions paid by the Company in accordance with Section 4.01.

(iv)                              Transfer of Series B Preferred Units.  No holder of Series B Preferred Units may Transfer any interest in any Series B Preferred Units, except Transfers pursuant to and in accordance with Section 10.02.

(v)                                 Conversion.  On the Conversion Date, the Series B Preferred Units shall automatically convert into a number of Common Units equal to the number

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of Conversion Shares issued by the Corporation, and the Manager shall promptly amend Schedule 1 to reflect such conversion pursuant to this Section 3.12(b)(v).

(vi)                              Redemption.  If the Corporation elects to redeem all (but not less than all) of the shares of Series B Preferred Stock in accordance with Section 9 of the Series B Certificate of Designation, then substantially simultaneously with such redemption, the Company shall redeem from the Corporation all (but not less than all) of the Series B Preferred Units by payment of immediately available funds equal to the Redemption Price.  In the event that the Corporation shall default in the payment of the Redemption Price, the Company shall not be required to redeem the Series B Preferred Units until such time as the Corporation shall redeem the shares of Series B Preferred Stock so called for redemption.

(d)                                 Section 14.02 of the Agreement shall be amended and restated in its entirety as follows:

“Section 14.02  Liquidation and Termination.  On dissolution of the Company, the Manager shall act as liquidator or may appoint one or more Persons as liquidator.  The liquidators shall proceed diligently to wind up the affairs of the Company and make final distributions as provided herein and in the Delaware Act.  The costs of liquidation shall be borne as a Company expense.  Until final distribution, the liquidators shall continue to operate the Company properties with all of the power and authority of the Manager.  The steps to be accomplished by the liquidators are as follows:

(a)                                 as promptly as possible after dissolution and again after final liquidation, the liquidators shall cause a proper accounting to be made by a recognized firm of certified public accountants of the Company’s assets, liabilities and operations through the last day of the calendar month in which the dissolution occurs or the final liquidation is completed, as applicable;

(b)                                 the liquidators shall cause the notice described in the Delaware Act to be mailed to each known creditor of and claimant against the Company in the manner described thereunder;

(c)                                  the liquidators shall pay, satisfy or discharge from Company funds, or otherwise make adequate provision for payment and discharge thereof (including the establishment of a cash fund for contingent liabilities in such amount and for such term as the liquidators may reasonably determine): first, all expenses incurred in liquidation; and second, all of the debts, liabilities and obligations of the Company; and

(d)                                 all remaining assets of the Company shall be distributed by the end of the Taxable Year during which the liquidation of the Company occurs (or, if later, by ninety (90) days after the date of the liquidation) as follows: (i) first, to the holders of the Series B Preferred Units on a pro rata basis until the holders of such Series B Preferred Units receive, in respect of each Series B Preferred Unit held by them, the Series B Liquidation Preference Amount and (ii) second, to the Members in accordance with Article IV.  The distribution of cash and/or property to the Members in accordance with the provisions of

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this Section 14.02 and Section 14.03 below constitutes a complete return to the Members of their Capital Contributions, a complete distribution to the Members of their interest in the Company and all the Company’s property and constitutes a compromise to which all Members have consented within the meaning of the Delaware Act.  To the extent that a Member returns funds to the Company, it has no claim against any other Member for those funds.”

(e)                                  Schedule 1 to the Agreement shall be amended and restated in its entirety and replaced with Schedule 1 to this Amendment.

Section 2.                                           Binding Effect; Intended Beneficiaries.  This Amendment shall be binding upon and inure to the benefit of the Company, the Members and their respective heirs, executors, administrators, successors, legal representatives and permitted assigns.

Section 3.                                           Counterparts. This Amendment may be executed in separate counterparts, each of which will be an original and all of which together shall constitute one and the same agreement binding on all the parties hereto.

Section 4.                                           Applicable Law.  This Amendment shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.  Any dispute relating hereto shall be heard in the state or federal courts of the State of Delaware, and the parties agree to jurisdiction and venue therein.

Section 5.                                           Effectiveness.  Except as hereby amended, the Agreement shall remain in full force and effect.

[Signature Page Follows]

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IN WITNESS WHEREOF, the undersigned has executed or caused to be executed on its behalf this Amendment No. 1 to Fifth Amended and Restated Limited Liability Company Agreement as of the date first written above.

COMPANY:

CENTENNIAL RESOURCE PRODUCTION, LLC

By:	/s/ George S. Glyphis
Name: George S. Glyphis
Title: Chief Financial Officer

MANAGER:

CENTENNIAL RESOURCE DEVELOPMENT, INC.

By:	/s/ Mark G. Papa
Name: Mark G. Papa
Title: Chief Executive Officer

[Signature Page to Amendment No. 1 to

Fifth Amended and Restated Limited Liability Company Agreement]

SCHEDULE 1*

SCHEDULE OF MEMBERS

Member	Common Units	Series B Preferred Units	Percentage Interest	Contribution Closing Capital Account Balance	Additional Cash Capital Contributions	Additional Non- Cash Capital Contributions	Capital Accounts
Centennial Resource Development, Inc.	200,835,049	104,400	91.2965%	$1,510,610,887.95	$910,000,003.80	—	**
Centennial Resource Development, LLC	12,227,062	—	5.5553%	$112,964,942.88	—	—	**
NGP Centennial Follow-On LLC	2,681,961	—	1.2185%	$32,576,828.94	—	—	**
Celero Energy Company, LP	4,246,898	—	1.9296%	$39,236,783.94	—	—	**

* This Schedule of Members shall be updated from time to time to reflect any adjustment with respect to any subdivision (by Unit split or otherwise) or any combination (by reverse Unit split or otherwise) of any outstanding Common Units or other Equity Securities, or to reflect any additional issuances of Common Units or Equity Securities pursuant to this Agreement.

** Schedule of Members to be updated as soon as practicable after the date hereof to include the Capital Accounts of the Members.

Exhibit 99.1

FOR IMMEDIATE RELEASE

Centennial Resource Development Announces Closing of Southern Delaware Basin
Acquisition and $910 Million Private Placement of Equity and Increases Borrowing Base

DENVER, CO, December 29, 2016 (GLOBE NEWSWIRE) — Centennial Resource Development, Inc. together with its affiliates (“CDEV”, “Centennial” or the “Company”) (NASDAQ: CDEV, CDEVW), announced today that it has closed the previously announced acquisition of leasehold interests and related upstream assets in Reeves County from Silverback Exploration, LLC (“Silverback”) for a purchase price of approximately $855 million, subject to customary post-closing adjustments.

Centennial also announced today that it has closed the previously announced private placement of equity securities with certain accredited investors, including Riverstone Holdings LLC and affiliated funds (collectively, “Riverstone”), for total gross proceeds of $910 million.  Third-party investors other than Riverstone purchased $480 million of CDEV Class A common stock at $14.54 per share.  Riverstone purchased $430 million of equity securities in a combination of CDEV Class A common stock at $14.54 per share and preferred shares at the common equivalent of $14.54 per share.  The preferred shares will be convertible into shares of CDEV Class A common stock upon the approval of the Company’s stockholders of such conversion at a special meeting.  Holders of the preferred shares will not be entitled to a preferred dividend, but will be entitled to participate in dividends payable on the CDEV Class A common stock.  The preferred shares will also have a liquidation preference of $0.0001 per share and holders will be entitled to participate with common stockholders in distributions upon liquidation.  Net proceeds from the offering were used to fully fund the Company’s acquisition of the upstream assets of Silverback, with the remaining portion of the net proceeds to be used for general corporate purposes.

In conjunction with the closing of the acquisition, Centennial closed an amendment with the lenders under its revolving credit facility that, among other things, increases the borrowing base to $250 million from $200 million.  The Company currently has no amounts drawn under its revolving credit facility, and the next scheduled borrowing base redetermination will be held in the spring of 2017.

About Centennial Resource Development, Inc.

Centennial Resource Development, Inc., is an independent oil and natural gas company focused on the development and acquisition of unconventional oil and associated liquids-rich natural gas reserves in the Permian Basin. The Company’s assets and operations, which are held and conducted through Centennial Resource Production, LLC, are concentrated in the Delaware Basin, a sub-basin of the Permian Basin. For additional information about the Company, please visit www.cdevinc.com.

About Silverback Exploration, LLC

Silverback Exploration, LLC is a San Antonio-based, independent oil and gas company focused on the pursuit of leasing and drilling opportunities in domestic resource plays, both conventional and unconventional. Silverback was formed in November 2013 with an equity commitment from EnCap Investments, L.P.

About Riverstone Holdings LLC

Riverstone Holdings LLC is an energy and power-focused private investment firm founded in 2000 by David M. Leuschen and Pierre F. Lapeyre, Jr. with over $34 billion of capital raised.  Riverstone conducts buyout and growth capital investments in the exploration & production, midstream, oilfield services, power, and renewable sectors of the energy industry.  With offices in New York, London, Houston, and Mexico City, Riverstone has committed over $33 billion to more than 120 investments in North America, Latin America, Europe, Africa, and Asia.

No Offer or Solicitation

This communication is for informational purposes only and shall not constitute an offer to sell or the solicitation of an offer to buy any securities pursuant to the proposed transactions or otherwise, nor shall there be any sale of securities in any jurisdiction in which the offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such jurisdiction.

Forward-Looking Statements

This communication includes certain statements that may constitute “forward-looking statements” for purposes of the federal securities laws.  Forward-looking statements include, but are not limited to, statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions.  The words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intends,” “may,” “might,” “plan,” “possible,” “potential,” “predict,” “project,” “should,” “would” and similar expressions may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking.  Forward-looking statements may include, for example, statements about the benefits of the transaction described in this communication; the future financial performance of Centennial following the transaction; changes in Centennial’s reserves and future operating results; and expansion plans and opportunities.  These forward-looking statements are based on information available as of the date of this communication, and current expectations, forecasts and assumptions, and involve a number of judgments, risks and uncertainties.  Accordingly, forward-looking statements should not be relied upon as representing Centennial’s views as of any subsequent date, and Centennial does not undertake any obligation to update forward-looking statements to reflect events or circumstances after the date they were made, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.  You should not place undue reliance on these forward-looking statements.  As a result of a number of known and unknown risks and uncertainties, Centennial’s actual results or performance may be materially different from those expressed or implied by these forward-looking statements.  Some factors that could cause actual results to differ include Centennial’s ability to recognize the anticipated benefits of the transaction, which may be affected by, among other things, competition and the ability of Centennial to grow and manage growth profitably following the transaction; changes in applicable laws or regulations; the possibility that Centennial may be adversely affected by other economic, business, and/or competitive factors; and other risks and uncertainties indicated in Centennial’s public filings with the Securities and Exchange Commission.

Contact:

Hays Mabry

Director, Investor Relations

(713) 357-1393

ir@cdevinc.com

SOURCE Centennial Resource Development, Inc.

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